                                                             Exhibit 10(b)

                                                  April 12, 2004

Tom Bolger
c/o Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin  53202


Dear Tom:

     This Letter Agreement ("Letter Agreement") is intended to reflect our agreement concerning your early retirement from Marshall & Ilsley Corporation ("M&I") and all related matters.

          1. Status of Employment Through June 30, 2004. From the date of this letter through June 30, 2004 (the "Full-Time Employment Period"), you will remain a full-time employee of M&I. You will continue to report to Dennis Kuester. During the Full-Time Employment Period, your compensation and benefits will remain the same as they were immediately prior to the date of this letter. On July 1, 2004, the title to your current company vehicle will be transferred to you at no cost. The value of the company vehicle will be reported for income tax purposes as compensation to you, with value determination and taxable income allocation pursuant to the Marshall & Ilsley Corporation Automobile Policy - 2004. M&I will pay you an incentive for the six-month period beginning January 1 and ending June 30, 2004 in the amount of $240,000 no later than July 31, 2004 if you comply with the following: (a) you assist in a positive transition of your responsibilities and (b) you execute, and do not revoke during the applicable rescission period, the Complete and Permanent Release provided to you once the Full-Time Employment Period ends.

          2.   Status of Employment from July 1, 2004 through
     December 31, 2005. From July 1, 2004 through December 31, 2005 (the "Part-Time Employment Period"), you will be a part-time employee of M&I, working less than 17.5 hours per week, and you will continue to report to Dennis Kuester; however, none of the payments or benefits promised to you herein are or will be contingent upon your performance of duties other than ones that the parties (including you) shall mutually agree in writing after the end of the Full-Time Employment Period (instead the payments and benefits in this Letter Agreement will be guaranteed as set forth in this document). During the Part-Time Employment Period, you agree not to take any action, perform any duties, or incur any expenses on M&I's behalf without Dennis Kuester's written direction. Throughout the Part-Time Employment Period, you will receive monthly payments of $72,000, totaling $1,296,000, in accordance with M&I's regular payroll practices. Because of the reduction in your hours of employment, you will be eligible to participate in M&I's health and dental plans to the extent that you elect continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). M&I will subsidize your health and dental coverage (including payment of your COBRA premiums) to the same extent as for full-time active employees through and until June 30, 2006. This continued subsidy will last through and until June 30, 2006, notwithstanding the fact that COBRA will run out December 31, 2005; such that you will continue to participate in M&I's health and dental plans through June 30, 2006 as if you remained an active, full-time employee, and M&I will continue to subsidize your participation to the same extent as for full-time active employees. Starting on July 1, 2006, you will be eligible to participate in the M&I Retiree Medical Program, and any other retirement plans or programs which similarly situated M&I retirees

     (excluding retirees of companies acquired by M&I who may have been provided benefits according to the terms of an acquisition agreement) enjoy, in accordance with their terms as in effect from time to time pursuant to similar treatment of other similarly-situated retirees, if you have remained a participant in the M&I health plans through June 30, 2006. Because of your part-time employment starting on July 1, 2004, you will not be eligible to participate in any of M&I's other benefit plans (other than ones specified in this Letter Agreement) including M&I's long-term disability plans. This does not, however, limit in any way, your right to purchase the conversion coverage provided by the United Wisconsin Life Insurance Program. Any vested benefits you have in M&I's qualified or nonqualified benefit plans as of December 31, 2005 will thereafter be governed by the terms of those plans, except as such rights are set forth otherwise in this Agreement, in which case the terms of this Agreement shall prevail. As of December 31, 2005, you will be deemed to have utilized all vacation to which you may be eligible and, therefore, will not be entitled to any payment for earned, but unused, vacation. In addition, you agree not to apply for unemployment compensation benefits from M&I respecting the end of your employment with it.

          3. Salary and Incentive Continuation Payments. For the period beginning January 1, 2006 and ending on June 30, 2006, you shall receive monthly payments of $72,000, totaling $432,000, if you execute, and do not revoke during the applicable rescission period, the second Complete and Permanent Release provided to you once the Part-Time Employment Period ends.

          4. Treatment of Stock Options. Any M&I stock options which by their terms will vest on or before December 31, 2005 will do so in accordance with their terms and in accordance with your status as an employee until December 31, 2005, and the fact that your employment status changes from Full-Time to Part-Time on July 1, 2004 shall have no effect on your rights to have these options vest. Any M&I stock options which do not vest on or before December 31, 2005 will lapse as of January 1, 2006. The normal terms of the relevant M&I Stock Option Plans provide that the options remain exercisable for ninety days after your employment terminates. However, notwithstanding the terms of those Stock Option Plans, with regard to your vested options (as of December 31, 2005), you will be eligible for retiree treatment and therefore your vested options will remain exercisable for the shorter of (a) the remainder of their terms as if your employment continued indefinitely or (b) one year after your death, but only if, and to the extent, you choose to meet the following two conditions. First, you execute, and do not revoke during the applicable rescission period, the second Complete and Permanent Release provided to you once the Part-Time Employment Period ends. Second, you comply with the confidentiality and non-competition provisions set forth in paragraphs 13 and 14 of this Letter Agreement, not only for the term set forth in those paragraphs, but for such longer period as you want your options to remain exercisable. Should you violate any provision of paragraph 13 or 14 during the term set forth therein, or the extended term of your choosing, you agree that your outstanding M&I stock options (including those transferred to family members) shall, without any action by M&I (other than providing notice), remain exercisable only for the shorter of the remainder of their respective terms or the ninety (90) day period running from the date of your breach; provided that the ninety (90) day period shall not start running until the date on which M&I provides you with written notice of breach; and further provided that this language shall have no impact on your LTIP entitlements delineated in Paragraph
     6 of this Letter Agreement. The provisions of this Paragraph 4 shall not apply to the restricted units discussed below in Paragraph 5.

          5. Vesting of Restricted Stock. All restricted units that have not vested by December 31, 2005 will automatically vest on December 31, 2005 or January 1, 2006, at your choice (and if you choose January 1, 2006, then the language and terms contained in this Letter Agreement referencing expiration of your unvested stock as of December 31, 2005 shall instead mean as of January 1, 2006, such that your unvested restricted units shall not be deemed to have expired or been forfeited on or as of December 31, 2005)

          6. Participation in the Long-Term Incentive Plan. You will continue to participate in the awards made to you under M&I's 1994 Long-Term Incentive Plan (the "LTIP") which relate to the periods ended December 31, 2004 and 2005 in the amount of 8,000 units in each year. You will be treated as an age 65 retiree from M&I as regards the 10,000 units which were awarded to you under the LTIP in December 2003 for the performance period ended December 31, 2006. Any incentive owing to you in connection with such awards will be paid to you at such time and upon such terms as payments are made to other participants. Your continued participation with respect to your outstanding LTIP units shall not be impacted in any manner if you choose to breach the terms of Paragraphs 13 or 14 of this Letter Agreement after December 31, 2005.

          7. Participation in the Deferred Compensation Plan. Your right to make additional deferrals into M&I's Amended and Restated Executive Deferred Compensation Plan (the "Deferred Compensation Plan") will end on December 31, 2005; however, notwithstanding the terms of the Deferred Compensation Plan, you will be given an opportunity after you execute this Agreement to redeclare/reallocate under the Deferred Compensation Plan for the last six months of calendar year 2004. The balance in your Account, as defined therein, will be distributed to you in accordance with your form of Payment Election in accordance with that Plan's terms. To the extent that the deductibility of any payments made to you under this Letter Agreement would be limited by Section 162(m) of the Internal Revenue Code, such payments will automatically be deferred into your account in the Deferred Compensation Plan, whenever such amounts are otherwise due and owing to you.

          8. Retirement Contributions. M&I will make retirement contributions totaling $183,000 related to the services you perform in 2004 and 2005. The contributions for each year will total $91,500, and will first be contributed to the qualified retirement plans to the maximum extent provided by law, including as an employer match under M&I's 401(k) plan, with the remainder contributed to your account in the Deferred Compensation Plan.

          9. Club Dues and Tax and Financial Planning Fees. M&I will pay you a lump sum of $30,000, to cover your membership dues and annual (but not extraordinary) capital assessments at your clubs for the 2004 and 2005 calendar years and your income tax preparation for your 2004 and 2005 federal and state income tax returns and associated financial planning in accordance with M&I's policies for executive officers, as well as other financial planning costs. This payment will be made consistently with the tax treatment and reimbursement methods as are used with the Company's senior most executives, and to the extent that any of the Company's senior most executives may be given tax favorable treatment or tax gross-up, then you would be treated and given the same. The value of these benefits, to the extent required by law, will be reported for income tax purposes. M&I's obligations under this Paragraph 9 regarding financial counseling, tax preparation, and club fees, dues and costs will be capped at a total of $30,000, but you will receive a total of $30,000 in benefit and/or payment pursuant to this Paragraph 9, regardless of your actual expenses and costs. In addition to this $30,000 payment, M&I will reimburse you for your legal costs in having this Agreement reviewed and negotiated on your behalf, up to a cap of $10,000.

          10. Impact of Life Insurance and Disability Payments. If you should suffer a disability between the date of this Letter
     Agreement and June 30, 2004 such that you would qualify for short-term or long-term disability payments under the M&I Short-Term Disability Leave Policy or the Marshall and Ilsley Corporation
     Long-Term Disability Income Plan, the present value of any projected payments will reduce any amounts owing to you under this Letter Agreement. The present value will be computed assuming disability payments will continue for the maximum amount of time allowed under each plan. Should your right to disability payments end prior to the receipt of the maximum payments, the present value will be recomputed based on the actual number of disability payments you received, and any excess reduction will be paid to you within thirty days of the date you no longer receive disability payments. If you were to die during the period between the date of this Letter Agreement and June 30, 2004, any life insurance proceeds from an M&I plan that are paid to your beneficiaries will reduce the amounts paid to your beneficiaries under this Letter Agreement on a dollar-for-dollar basis. Notwithstanding the foregoing, however, M&I understands that you have been and through June 30, 2004 will be continuing to pay the cost of group life insurance premiums to obtain additional death benefit beyond what the Company's premium payments cover, and therefore, in the event of your death on or prior to June 30, 2004, then the amount of life insurance paid out as a result of your paid premiums will not be offset in anyway against the amounts paid to your beneficiaries under this Letter Agreement.

          11. Change of Control Agreement. Your Change of Control Agreement with M&I dated August 12, 1999 shall terminate on the date you execute this Letter Agreement.

          12. Other Agreements. In exchange for the benefits provided to you in this Letter Agreement, you agree as follows:

               (a) You acknowledge that you and M&I have agreed on the form of press release announcing your early retirement and the related communication plan.

               (b) You agree that your positions as President of M&I Marshall & Ilsley Bank and Executive Vice President of M&I, as well as any other officer and director positions you then hold with M&I or any other subsidiary or affiliate of M&I, will end as of 5:00 p.m. (C.D.T.) on June 30, 2004, and that no additional action is required by you in connection with the end of your tenure in such positions.

               (c) You hereby resign as a director of M&I Marshall & Ilsley Bank and Metavante Corporation effective as of
          5:00 p.m. (C.D.T.) on April 12, 2004.

               (d) You agree that any transactions by you in M&I stock prior to the date on which M&I reports its calendar year 2004 earnings are subject to the "Pre-Clearance" provision of the M&I Securities Trading Policy, but that after that date, you shall be subject only to applicable law.

          13. Confidentiality. In exchange for the benefits provided to you above, you agree to be bound by the provisions of Paragraphs 13 and 14 of this Letter Agreement. The term "Company," as used in Paragraphs 13 and 14 hereof, means M&I and any Affiliate. "Affiliate" means any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, is controlled by M&I. The term "control" means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions).

               (a) Confidential Information. During the Full-Time Employment Period, the Part-Time Employment Period, and until June 30, 2006, you shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean your use or direct or indirect disclosure, without the consent of the Board of Directors of M&I, to any person, other than use or disclosure that may be legally required (provided the provisions of Paragraph 13(c) hereof are complied with), of any confidential information obtained by you while in the employ of M&I, including, but not limited to, confidential information with respect to any of the Company's customers, business plans, financial results and pricing, methods of operation, services and products (the "Confidential Information"); provided, however, that Confidential Information shall not include any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by you, or which M&I previously publicly discloses. Nothing herein shall limit your confidentiality obligation as regards any information which is a trade secret as currently defined in the Wisconsin Uniform Trade Secrets Act, or any successor thereto, which you acknowledge may extend beyond June 30, 2006.

               (b) Return of Property. All memoranda, notes, records, other documents, customer lists, software, computer files, and equipment, and all copies thereof, relating to the operations or business of the Company, some of which may be prepared by you, and all objects associated therewith in any way obtained by you in connection with the performance of your duties for M&I, shall be the exclusive property of M&I. You shall not copy or duplicate any of the aforementioned, nor use any information concerning them other than in accordance with the performance of your duties for M&I. You will, no later than June 30, 2004, (i) deliver the original and all copies of all of the aforementioned that may be in your possession to M&I and
          (ii) delete any such information on your home or laptop computer.

               (c) Legally-Required Disclosure. If you are requested or become legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or are required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Letter Agreement, you will provide M&I with prompt written notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, you may furnish that portion (and only that portion) of the Confidential Information that you are legally compelled or are otherwise required to disclose.

          14. Non-Competition and Nonsolicitation. In exchange for the benefits provided to you above, you agree to be bound by the provisions of Paragraph 14 of this Letter Agreement, all of which are severable.

               (a) Nonsolicitation of Customers. During the Full-Time Employment Period, the Part-Time Employment Period, and until June 30, 2006, you agree not to solicit, entice or encourage any Customer of the Company so as to cause or attempt to cause such Customer not to do business with the Company, to diminish its business with the Company, or to purchase a products or services sold by the Company from any source other than the Company. For purposes of this paragraph, "Customer" shall mean any person or business (i) which had a borrowing or depository relationship with the Company during any part of the one (1) year period prior to June 30, 2004 or (ii) which purchased products or services from the Company during the one (1) year period preceding the June 30, 2004; and (iii) with whom you had Direct Contact on behalf of the Company during such one (1) year period. For purposes of this Paragraph 14(a) of this Letter Agreement, the term "Direct Contact" means "focused intentional contact by you to either maintain or enhance M&I's business relationship with customer, whether contact was in person, by phone, or in writing." Thus, the prohibitions contained in this Paragraph 14(a) of this Letter Agreement do not cover Customers with whom you did not have Direct Contact during the one (1) year period preceding June 30, 2004.

               (b) Non-Solicitation of Employees. During the Full-Time Employment Period, the Part-Time Employment Period, and until June 30, 2006, you will not induce or attempt to induce any individual who was employed by M&I on June 30, 2004 (a "Covered Employee") to terminate his or her employment with, or reduce the hours he or she works for, M&I.

               (c) General Non-Competition Provisions. During the Full-Time Employment Period, the Part-Time Employment Period, and until June 30, 2006, you agree not to directly or indirectly perform services substantially similar to the type performed by you for M&I for any Competitor of the Company where the services you provide benefit any of the Competitor's business activities (as long as such business activities are ones that M&I engages in) in (i) the State of Wisconsin, , (iii) within Phoenix, Arizona or a 75-mile radius of Phoenix, Arizona, (iv) within Tuscon, Arizona or a 40-mile radius of Tucson, Arizona, or (v) within Minneapolis, Minnesota or a 40-mile radius of Minneapolis, Minnesota. A "Competitor" means an entity in the financial services business which is engaged in deposit taking, lending, or trust products or services, in the same manner as M&I. Notwithstanding the foregoing, after December 31, 2005, you may violate the terms of this Paragraph 14(c) of this Letter Agreement in the states of Arizona and Minnesota, and if you do, then the Company shall, commencing on the date of your violation, be relieved of its obligations to continue paying you prospectively any remaining unpaid Salary and Incentive Continuation Payments referenced in Paragraph 3 of this Letter Agreement and your outstanding M&I stock options (including those transferred to family members) shall, without any action by M&I (other than providing you with written notice of the acceleration of your exercise period), remain exercisable only for the shorter of the remainder of their respective terms or the ninety (90) day period running from the date of your violation; however, your violation of the terms of Paragraph 14(c) with respect to the states of Arizona and Minnesota after December 31, 2005 shall have no other detrimental effect to you, and shall not otherwise reduce your entitlements under this Letter Agreement.

               (d) Acknowledgements/Consequences of Breach. You acknowledge that irreparable and incalculable injury will result to M&I, its business or properties, in the event of a breach by you of any of the restrictions set forth in Paragraphs 13 and 14 of this Letter Agreement. You therefore agree that, in the event of any such actual, impending or threatened breach, M&I will be entitled, in addition to any other remedies, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation or further violation of such restrictions by you. In addition, M&I shall be entitled to recover from you the monetary value of all consideration paid to you under this Letter Agreement, as well as to suspend all future payments and benefits which might otherwise be due you by them. The election of any one or more remedies by M&I shall not constitute a waiver of the right to pursue other available remedies.
          You further acknowledge that: (a) you will be able to earn a livelihood without violating the foregoing restrictions,
          (b) the covenants and restrictions set forth in Paragraphs 13 and 14 are necessary to protect the legitimate business interests of the Company and (c) your compliance with the terms of Paragraphs 13 and 14 are material terms.

          15.  Miscellaneous.  Upon your execution of this Letter
     Agreement, the following will apply:

               (a) Severability. The sections, subsections, paragraphs and subparagraphs of this Letter Agreement are severable, and in the event any such section, subsection, paragraph or subparagraph may be held to be invalid by such court, this Letter Agreement shall be interpreted as if any such invalid section, subsection, paragraph or subparagraph were not contained in this Letter Agreement.

               (b) Entire Agreement; Amendment. This Letter Agreement and the Complete and Permanent Releases (jointly, the "Agreements") constitute the complete understanding between you and M&I, concerning all matters affecting your employment with M&I and the termination thereof. If you execute this Letter Agreement, the Agreements supersede, as of the date of your consent to each of them, all prior agreements, understandings, personnel documents, handbooks, policies and any prior customs or practices concerning such matters, including the Change of Control Agreement between you and M&I dated August 12, 1999. This Letter Agreement may not be amended without the written consent of M&I and you. However, any side letters, if any, shall become a part of this Letter Agreement by a side letter making express reference to this Letter Agreement.

               (c) Governing Law. The Agreements and their interpretation shall be governed and construed in accordance with the laws of Wisconsin, without regard to its principles of conflicts of laws, and shall be binding upon the parties hereto and their respective successors and assigns.

               (d) Other Treatment. The amounts to be paid to you are in lieu of any severance or other termination benefits you would otherwise be entitled to under any other plan or arrangement of M&I, and such amounts will not count as compensation for purposes of any qualified or nonqualified retirement or welfare benefit plans except as otherwise expressly provided herein. All dollar amounts set forth herein are stated prior to deduction for any applicable income and employment tax withholding, or such other deduction as may be required by law.

               (e) Death or Disability. In the event of your death, M&I shall continue to make the payments and provide the benefits specified herein to your spouse or other designated beneficiary (or in the event such beneficiary predeceases you, to your estate), adjusted as provided in paragraph 10 of this Letter Agreement if you were to die prior to July 1, 2004. In the event of your disability, M&I shall continue to make the payments and provide the benefits specified herein, adjusted as provided in paragraph 10 of this Letter Agreement if you were to become disabled prior to July 1, 2004, directly to you, or, if another person or entity has been appointed to handle your financial affairs because you are unable to do so, to that person or entity.

          16. Consents, Approvals and Authorizations. M&I warrants and represents to you that all consents, approvals and authorizations required for M&I to execute, deliver and perform this Letter Agreement have been obtained and are in full force and effect as of the date hereof, and the Agreements are valid, binding and enforceable obligations of M&I in accordance with their terms.

          17. No Mitigation Obligation. To the extent that you choose to pursue other opportunities prior to July 1, 2006, such pursuits shall have no effect on your entitlement to all payments, benefits and promises owed to you by M&I under this Agreement (assuming your compliance with this Agreement), as such payments, benefits and promises are guaranteed. Moreover, you are under no obligation to mitigate in relation to the changes in your employment status with M&I. The fact that you are under no obligation to mitigate shall have no effect on your obligations to M&I regarding confidentiality, non-competition and nonsolicitation contained in Paragraphs 13 and 14 of this Agreement.

          18. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one Agreement.

     You may accept this Letter Agreement by signing it in the space provided below and returning it to Paul Renard at Marshall & Ilsley Corporation, 770 North Water Street, Milwaukee, Wisconsin, 53202.

                              Very truly yours,

                              MARSHALL & ILSLEY CORPORATION


                              By:  /s/ David J. Mauer
                                   _________________________________

                                   David J. Mauer
                                   Vice President Human Resources


     I agree with and accept the above-mentioned terms contained in this Letter Agreement and agree to be bound by them.

Dated this 12th day of April, 2004.

/s/ Thomas M. Boldger
___________________________________